Rand Logistics, Inc.

RAND LOGISTICS COMMENCES 2013 SAILING SEASON AS WINTER MAINTENANCE, DRYDOCKINGS, AND CAPITAL EXPEDITURES ARE COMPLETED ON-TIME AND ON BUDGET

New York, NY – March 18, 2013 – Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”), announced that its Jones Act compliant self-unloading vessel Calumet commenced 2013 sailing on March 14, 2013. Rand expects to have completed all winter maintenance and capital expenditure work on its vessels prior to their scheduled sailing dates. As previously disclosed, Rand performed drydocking on two vessels this past winter. Total capital and deferred drydock expenditures incurred over this past winter will approximate $12.5 million, which is consistent with the budgeted amount. Other than modest fit-out expenses related to a couple of vessels that will not sail until early-to-mid April due to customer shipping schedules, Rand expects that the vast majority of its capitalized expenditures, deferred drydocking expenditures, and winter maintenance expenses will be incurred prior to the end of our fiscal year on March 31, 2013.

Scott Bravener, President of Lower Lakes, commented, “The substantial investments in expanding and upgrading our engineering and technical services department over the past two years have started to show results. The implementation of new processes, procedures, and more rigorous oversight has resulted in the on-budget and on-time completion of our winter maintenance, drydocking, and capital investments for our expanded fleet.  I am pleased to report that our Canadian self-unloading vessel Cuyahoga has been selected to officially open the Welland Canal for the 2013 navigation season on March 22, 2013. While we continue to work with our customers to finalize their needs for the upcoming season, based on their nominations to-date, we are projecting that our total tonnage hauled will increase by up to 11%, versus the 2012 sailing season. The projected increase in tons hauled is due in part to an increased number of sailing days, a full year of operation of the vessel that we introduced into service in October 2012, market share gains, and modest organic growth. Achieving the volume growth is dependent on the volume of each commodity that we carry being consistent with the current nominations that we have received from customers.”

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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